UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2006

Hooper Holmes, Inc.

(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (908) 766-5000

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As described in the proxy statement for Hooper Holmes, Inc.’s 2005 annual meeting of shareholders, effective as of January 1, 2005, the Company’s Board of Directors adopted a new schedule of compensation for each of the Company’s non-employee directors. This compensation schedule, a copy of which is included in the proxy statement, provides for each such director to receive 5,000 shares of the Company’s restricted stock each year in addition to certain cash payments as reflected in that schedule. All directors in office on January 1, 2005 received such a stock grant in accordance with a pre-existing plan. However, because no further restricted shares were available under that plan or under any other existing plan, Messrs. Leslie Hudson, Roy Lowrance and Paul Kolacki, three non-employee directors who were subsequently elected or appointed to the Board, did not receive any restricted shares for their Board service in 2005. Accordingly, on January 31, 2006, the Board of Directors determined that each of these three non-employee directors should receive, in lieu of the 5,000 shares of restricted stock to which they were entitled under the schedule of compensation for non-employee directors, the cash value of shares for their service on the Board in 2005. The amount to be paid to each of them will be the fair market value of 5,000 shares of the Company’s common stock, based on the closing price of such stock on the second business day following the day on which the Company files with the Securities and Exchange Commission the Company’s annual report on Form 10-K as of and for the year ended December 31, 2005. Each of these directors is expected to use the proceeds of this cash payment to purchase shares of the Company’s common stock in the open market.

Also as reflected in the proxy statement for the Company’s 2005 annual meeting of shareholders, each non-employee director of the Company was granted, as additional compensation for services, 5000 shares of the Company’s common stock on each of January 31, 2003, 2004 and 2005, in accordance with a resolution of the Board dated January 28, 2003. Under the terms of these grants, the shares could not be transferred for a period of four years following the grant thereof. On January 31, 2006, the Board amended the terms of these grants such that a director’s shares covered by any such grant will immediately become transferable in the event the director retires from the Board.

Item 1.02 Termination of a Material Definitive Agreement.

The Company has had a supplemental retirement plan for its executive officers and certain other senior management under which the Company has paid the premiums on whole-life insurance policies for, and on behalf of, such persons. On January 31, 2006, the Company’s Board of Directors determined to discontinue the supplemental retirement plan and make no further premium payments on such insurance policies on behalf of the persons covered thereby, other than certain former officers for which the Company is obligated to do so for specified time periods under the terms of the agreements entered into with such former officers.

Item 2.02 Results of Operations and Financial Condition.

On February 6, 2006, the Company issued a press release, which, among things, updated the Company’s guidance for fiscal year 2005 and announced an expected impairment charge to goodwill. Reference is made to a copy of that press release, filed as Exhibit 99.1 to this current report on Form 8-K and incorporated herein by reference.

2

Item 8.01 Other Events.

On February 6, 2006, the Company announced that John Spenser, the Company’s Chief Operating Officer, has assumed the additional responsibility of managing the Company’s Claims Evaluation Division. The Company also announced that Daniel Ross has resigned as Executive Vice-President of the Claims Evaluation Division, with immediate effect.

The Company also announced that its Board of Directors has voted to suspend payment of cash dividends for 2006.

Reference is made to the Company’s press release dated February 6, 2006, a copy of which is filed as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Description of certain director compensation to be paid to Leslie Hudson, Roy Lowrance and Paul Kolacki

99.1	Press Release, dated February 6, 2006

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date: February 6, 2006	By:	/s/ Robert W. Jewett
Robert W. Jewett
Secretary and General Counsel

4